EXHIBIT 99.5

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN

We hereby consent to the use of our opinion letter dated June 1, 2004 to the Board of Directors of V.I. Technologies, Inc. (“VITEX”) attached as Appendix B to the Joint Proxy Statement - Prospectus constituting a part of VITEX’s Registration Statement on Form S-4 relating to the merger of Panacos Pharmaceuticals, Inc. with and into VITEX and to the references to our firm in such Joint Proxy Statement - Prospectus under the headings “SUMMARY - Opinion of VITEX’s Financial Advisor,” “THE MERGER TRANSACTION - Background of the Merger,” “THE MERGER TRANSACTION - Factors Considered by, and Recommendation of, the VITEX Board,” “THE MERGER TRANSACTION - Opinion of VITEX’s Financial Advisor.”

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”) and we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act.

/s/	Houlihan Lokey Howard and Zukin

Financial Advisors, Inc.

June 21, 2004